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EXHIBIT 16.1

February 12, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 "Changes in Registrant's Certifying Accountant" contained in Lexon Technologies, Inc.'s 8-K and are in agreement with the statements contained therein, as they relate to our firm.



Very Truly Yours,

/s/ Chisholm & Associates
Chisholm & Associates
North Salt Lake, Utah